Exhibit 23(ii)




INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Dominion Resources, Inc. on Form S-8 of our report dated March 12, 1997 on the financial statements of East Midlands Electricity plc for the year ended March 31, 1996, appearing in the current report on Form 8-K/A, of Dominion Resources, Inc. dated March 20, 1997.



/s/Deloitte & Touche
DELOITTE & TOUCHE
Chartered Accountants
London, England

18 December 1997